Exhibit 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as may be amended, supplemented or otherwise modified as provided herein, the “RSA”), dated as of March 13, 2012, is by and between Penson Worldwide Inc. (the “Company”), a corporation duly organized and existing under the laws of the State of Delaware, Penson Financial Services, Inc. (“PFSI”), and each of their respective subsidiaries and any successors thereto (collectively with the Company and PFSI, the “Company Parties”) and the holders set forth on the signature pages hereto of the (i) 12.5% senior second lien secured notes due 2017 (the “Senior Secured Notes”) issued under the Indenture, dated as of May 6, 2010 (as amended, supplemented, or modified from time to time, the “Secured Notes Indenture”), by and between the Company, as issuer, certain guarantors thereunder, and U.S. Bank National Association, as Indenture Trustee, in the aggregate principal amount of $200,000,000.00; (ii) 8.00% senior convertible notes due 2014 (the “Convertible Notes”) issued under the Indenture, dated as of June 3, 2009 (as amended, supplemented, or modified from time to time, the “Convertible Notes Indenture”), by and between the Company, as issuer, and U.S. Bank National Association, as Indenture Trustee, in the aggregate principal amount of $60,000,000; and (iii) subordinated unsecured note due June 25, 2015 (as amended, supplemented, or modified from time to time, the “Broadridge Seller Note”) payable by the Company to Broadridge Financial Solutions, Inc. (together with its subsidiaries and affiliates, “Broadridge”), in the original principal amount of $20,578,155 (collectively, the “Initial Exchanging Holders” and each holder of the Senior Secured Notes, the Convertible Notes and Broadridge Seller Note generally referred to as a “Noteholder” and collectively, as the “Noteholders”). The Initial Exchanging Holders, the Company Parties, and each other Noteholder that becomes a party hereto in accordance with the terms hereof (collectively with the Initial Exchanging Holders, the “Exchanging Holders”) shall be referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms not herein defined shall have the meanings set forth in the Restructuring Term Sheet (as defined below). References herein to percentage of Exchanging Holders refer to the principal amount of the Notes held by such Exchanging Holders.

RECITALS

WHEREAS, prior to the date hereof, representatives of the Company Parties and certain Exchanging Holders have discussed consummating a financial restructuring (the “Restructuring”) of the Company Parties’ consolidated indebtedness and other obligations on principal terms consistent with those set forth in this RSA and the Restructuring Term Sheet, attached hereto as Exhibit A and expressly incorporated by reference herein and made a part of this RSA as if fully set forth herein (as it may be amended, supplemented or otherwise modified as provided herein, the “Restructuring Term Sheet”);

WHEREAS, the Restructuring contemplates an out-of-court exchange offer consisting of an issuance of (i) up to $100 million of New First Lien Notes (as defined below) and at least $100 million of Series A Senior Preferred Stock (as defined below) in exchange for $200 million of the outstanding Senior Secured Notes, (ii) $5 million of New First Lien Notes (as defined below), $20 million of Series A Senior Preferred Stock (as defined below), $35 million of Series B Preferred Stock (as defined below) and shares of common stock of the Company (“Common Stock”) representing 51.6% of the aggregate outstanding Common Stock in exchange for $60 million of the outstanding Convertible Notes, (iii) shares of Common Stock representing 9.9% of the aggregate outstanding Common Stock in exchange for the Broadridge Seller Note, and (iv) such other transactions related to the Restructuring as set forth in the Restructuring Term Sheet;

WHEREAS, the Parties have engaged in good faith negotiations with the objective of reaching an agreement with respect to the Restructuring. Each Party has reviewed or has had the opportunity to review this RSA and the Restructuring Term Sheet with the assistance of professional legal advisors of its own choosing;

WHEREAS, subject to the execution of the Definitive Documentation (as defined below), the following sets forth the agreement among the Parties concerning their support, subject to the terms and conditions hereof and thereof and in the Restructuring Term Sheet, to implement the Restructuring. In the event the terms and conditions as set forth in the Restructuring Term Sheet and this RSA are inconsistent, the terms and conditions contained in the Restructuring Term Sheet shall control.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1.	Definitions. The following terms shall have the following definitions:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership, limited liability company or other ownership interests, by contract or otherwise) of such Person.

“Affiliated Transferee” means with respect to the Exchanging Holder, any entity that, as of the date an Exchanging Holder becomes a Party to this RSA, is an Affiliate of such Exchanging Holder and, as of the date of any transfer of such Exchanging Holder’s notes to such Affiliate, continues to be an Affiliate of that Exchanging Holder.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

“Broadridge” has the meaning in the preamble hereof.

“Broadridge Seller Note” has the meaning in the preamble hereof.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which the New York Stock Exchange and banking institutions in New York, New York are authorized by law or other governmental action to close.

“Common Stock” has the meaning set forth in the recitals hereof.

“Company” has the meaning set forth in the preamble hereof.

“Company Parties” has the meaning set forth in the preamble hereof.

“Confidentiality Agreement” means the separate confidentiality agreements between each Exchanging Holder, the Company and/or PFSI.

“Consent Solicitation” means the proposed solicitation of consents from Noteholders in connection with the Exchange Offer to amend certain covenants, events of default, and related provisions of the Secured Notes Indenture and/or Convertible Notes Indenture, as applicable, and as described in the Restructuring Term Sheet.

“Controlled Affiliate” means, with respect to any Noteholder, any other person that is controlled by such Noteholder or that serves as investment adviser for such Noteholder.

“Convertible Notes Indenture” has the meaning set forth in the preamble herein.

“Critical Dates” has the meaning set forth in Section 5.8 hereof.

“Definitive Documentation” means this RSA and such other documentation relating to the Restructuring, Consent Solicitation, and Exchange Offer as is necessary to consummate the Restructuring, including the modifications to the Broadridge Master Services Agreement and schedules thereto provided for in Exhibit A to the Restructuring Term Sheet, (i) all on the same economic terms set forth in the Restructuring Term Sheet and (ii) otherwise in all material respects consistent with the terms set forth in the Restructuring Term Sheet and reasonably acceptable to the Company Parties, the Requisite Exchanging Holders and Broadridge.

“Effective Date” means the date on which the Exchange Offer is completed and the transactions described herein are consummated.

“Exchange Offer” means the proposed tender offer of (i) the Senior Secured Notes in exchange for up to $100 million in aggregate principal amount of the New First Lien Notes and at least $100 million in Series A Senior Preferred Stock (with such amounts subject to adjustment), and (ii) Convertible Notes in exchange for $5 million of the New First Lien Notes, $20 million of Series A Senior Preferred Stock, $35 million of Series B Preferred Stock and shares of Common Stock of the Company representing 51.6% of the Common Stock of the Company, as provided for and on the terms set forth in the Restructuring Term Sheet and, as applicable, the Consent Solicitation.

“Exchanging Holder” means a Noteholder that becomes a party to the RSA.

“Exchanging Holders” has the meaning set forth in the preamble hereof.

“Indenture Trustee” means the indenture trustee to the Senior Secured Notes or Convertible Notes, as applicable.

“Initial Exchanging Holders” has the meaning set forth in the preamble hereof.

“Launch Date” means the date on which the Company shall commence the Exchange Offer, which shall be at least twenty (20) Business Days prior to the anticipated Effective Date.

“Material Adverse Change” means, when used with respect to a person, except as publicly disclosed to the Exchanging Holders prior to the date hereof, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition, or operations of the Company and PFSI (or any respective successor thereto) and their consolidated subsidiaries, (ii) the assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Company and PFSI and their consolidated subsidiaries or (iii) the financial or other ability of the Company to perform its obligations hereunder, provided, however, that anything disclosed in the Company’s Form 10-K for 2011 shall not be considered a MAC unless the Exchanging Holders so notify the Company within five (5) business days of the release thereof.

“New First Lien Notes” means up to $105 million in aggregate principal amount of newly-issued senior secured notes issued in connection with the Exchange Offer on terms set forth in the Restructuring Term Sheet.

“Noteholder(s)” has the meaning set forth in the preamble hereof.

“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“PFSI” has the meaning set forth in the preamble hereto.

“Requisite Exchanging Holders” means, collectively, (i) the Requisite Secured Exchanging Holders, and (ii) the Requisite Convertible Exchanging Holders.

“Requisite Convertible Exchanging Holders” means holders of the Convertible Notes who collectively hold not less than 50% of the principal amount of the Convertible Notes.

“Requisite Secured Exchanging Holders” means holders of the Senior Secured Notes who collectively hold not less than 50% of the principal amount of the Senior Secured Notes.

“Restructuring Term Sheet” has the meaning set forth in the recitals hereto.

“Restructuring” has the meaning set forth in the recitals hereto.

“Securities Act” means Securities Act of 1933, as amended.

“Secured Notes Indenture” has the meaning set forth in the preamble herein.

“Series A Senior Preferred Stock” means Series A senior preferred stock issued by the Company in connection with the Restructuring on terms set forth in the Restructuring Term Sheet.

“Series B Preferred Stock” means Series B preferred stock issued by the Company in connection with the Restructuring on terms set forth in the Restructuring Term Sheet.

“Termination Date” has the meaning set forth in Section 5.8 hereof.

“Termination Event” has the meaning set forth in Section 5 hereof.

“Transfer” has the meaning set forth in Section 3(b).

2. Effectuating the Restructuring. As long as a Termination Event has not occurred, subject to (i) the terms and conditions of this RSA and (ii) the terms and conditions set forth in the Restructuring Term Sheet, the Parties shall use their commercially reasonable efforts to:

(a)	effectuate and consummate the Restructuring on the terms described in this RSA and the Restructuring Term Sheet;

(b)	implement the Exchange Offer and the Consent Solicitation;

(c)	obtain all necessary approvals and consents for the Restructuring from all requisite governmental authorities and third parties;

(d)	complete each of the other transactions as contemplated by the Restructuring Term Sheet; and

(e)	take no actions inconsistent with this RSA, the Restructuring Term Sheet, and any other Definitive Documentation or the expeditious consummation of the Restructuring.

Without limiting any other provision hereof, as long as a Termination Event has not occurred, each Party hereby agrees to negotiate and cooperate in good faith in respect of all matters concerning the implementation and consummation of the Restructuring. Furthermore, as long as a Termination Event has not occurred, each Party shall take such action (including executing and delivering any Definitive Documentation and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this RSA.

3. Agreements of Exchanging Holders. Subject to (i) the terms and conditions of this RSA and (ii) the terms and conditions set forth in the Restructuring Term Sheet, as applicable, each Exchanging Holder agrees that:

(a)	as long as a Termination Event (as defined herein) has not occurred or has occurred but has been duly waived in accordance with the terms hereof, so long as it is the legal owner, beneficial owner and/or the investment advisor or manager of or with power and/or authority to bind any Noteholder, (x) it shall (and shall cause each of its Controlled Affiliates, subsidiaries, representatives, agents and employees to) use its commercially reasonable efforts to support the Restructuring and (i) for Noteholders other than Broadridge, to validly tender and not withdraw such tender in the Exchange Offer of all Senior Secured Notes and/or Convertible Notes, as applicable, as to which it is the legal owner, beneficial owner or otherwise has the power and/or authority to bind any Noteholder; (ii) for Noteholders other than Broadridge, to deliver consents with respect to all such Senior Secured Notes and/or Convertible Notes, as applicable, in the Consent Solicitation if consistent with the terms set forth in the Restructuring Term Sheet; and (iii) take no actions inconsistent with the RSA, the Restructuring Term Sheet, and any other related documents or the expeditious consummation of the Restructuring and (y) Broadridge shall cancel and discharge the Broadridge Seller Note;

(b)

as long as a Termination Event (as defined herein) has not occurred or has occurred but has been duly waived in accordance with the terms hereof, it shall not (and shall cause each of its Controlled Affiliates, subsidiaries, representatives, agents, and employees not to) sell, transfer or assign, or grant, issue or sell any option, right to acquire, voting participation or other interest in (each, a “Transfer”) any Senior Secured Notes, Convertible Notes or the Broadridge Seller Note, as applicable, unless the following criteria are met: (i) the transferor Exchanging Holder notifies Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) of

the Transfer and the principal amount of Senior Secured Notes or Convertible Notes, as applicable, to be transferred thereby; and (ii) the transferee party first agrees in writing to be subject to the terms and conditions of the RSA as an “Exchanging Holder,” and executes a counterpart signature page to the RSA. Any Transfer that does not comply with the foregoing shall be deemed void ab initio. This RSA shall in no way be construed to preclude the Exchanging Holders from acquiring additional Senior Secured Notes or Convertible Notes, as applicable, provided that any such additional Senior Secured Notes or Convertible Notes, as applicable, shall automatically be deemed to be subject to the terms of the RSA. In addition, for so long as the RSA has not been terminated in accordance with its terms, an Exchanging Holder may offer, sell or otherwise transfer any or all of its Senior Secured Notes and/or Convertible Notes to any Affiliated Transferee, who shall be automatically deemed bound by this RSA as an Exchanging Holder; provided, however, Paul, Weiss shall be provided prompt notice of any such offer, sale, or transfer; provided further that if any Exchanging Holder sells or otherwise transfers all of its notes in accordance with this subsection (b) such that it is no longer a Noteholder, such Exchanging Holder shall no longer have any obligations hereunder.

(c)	as long as a Termination Event (defined herein) has not occurred or has occurred but has been duly waived in accordance with the terms hereof, Broadridge shall not transfer, pledge, convert or otherwise alter its legal and economic interest in the Broadridge Seller Note (except in accordance with the terms of this RSA and the Restructuring Term Sheet);

(d)	all Definitive Documentation shall be in form and substance acceptable to the Company Parties in their reasonable discretion; and

(e)

as long as a Termination Event (as defined herein) has not occurred or has occurred but has been duly waived in accordance with the terms hereof, (i) if an Exchanging Holder is a holder of the Senior Secured Notes, it shall not (a) direct the Indenture Trustee under the Secured Notes Indenture to pursue any right, remedy or claim (including, without limitation, the acceleration of any obligation owing in respect of the Senior Secured Notes) for a default of payment obligations under the Secured Notes Indenture against the Company or the guarantors thereunder or its or their respective property or interest in property or (b) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to a default of payment obligations under the Secured Notes Indenture and the Senior Secured Notes other than to enforce this RSA; (ii) if an Exchanging Holder is a holder of the Convertible Notes, it shall not (a) direct the Indenture Trustee under the Convertible Notes Indenture to pursue any right, remedy or claim (including, without limitation, the acceleration of any obligation owing in respect of the Convertible Notes) for a default of payment obligations under the

Convertible Notes Indenture against the Company or the guarantors thereunder or its or their respective property or interest in property or (b) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to a default of payment obligations under the Convertible Notes Indenture and the Convertible Notes other than to enforce this RSA; and (iii) to the extent an Exchanging Holder is a holder of the Broadridge Seller Note, it shall not (a) pursue any right, remedy or claim under the Broadridge Seller Note (including, without limitation, the acceleration of any obligation owing in respect of the Broadridge Seller Note) against the Company or the guarantors thereunder or its or their respective property or interest in property or (b) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the obligations under the Broadridge Seller Note other than to enforce this RSA.

(f)	Notwithstanding anything else in this agreement, except with respect to any current or threatened potential default of payment obligations, no Exchanging Holder waives, releases or otherwise compromises any rights, claims or causes of action it may have against any person or entity under or related to the Secured Notes Indenture, the Senior Secured Notes, the Convertible Notes Indenture, the Convertible Notes, or otherwise.

4. Agreement of the Company. Subject to (i) the terms and conditions of this RSA and (ii) the terms and conditions set forth in the Restructuring Term Sheet, as applicable, the Company Parties, until execution of Definitive Documentation:

(a)	agree to use commercially reasonable efforts to (i) support and complete the Restructuring and all other actions contemplated in connection therewith, (ii) take any and all necessary and appropriate actions in furtherance of the Restructuring, (iii) obtain any and all required regulatory approvals and third-party approvals for the Restructuring, and (iv) not take any actions inconsistent with this RSA, the Restructuring Term Sheet and any other related documents executed by the Company or the expeditious consummation of the Restructuring.

(b)	shall not, directly or indirectly, seek, solicit, negotiate, support or engage in any discussions relating to, or enter into any agreements relating to, any alternative proposal other than the Restructuring, nor shall the Company Parties solicit or direct any person or entity, including, without limitation, any member of the Company’s board of directors or any holder of equity in the Company, to undertake any of the foregoing.

(c)	agree that all Definitive Documentation shall be consistent with, and approved in accordance with, the Restructuring Term Sheet and in form and substance acceptable to the Requisite Secured Exchanging Holders and/or the Requisite Convertible Exchanging Holders, as applicable, each in their reasonable discretion.

(d)	agree to pay all reasonable and documented fees and expenses of (i) Fried, Frank, Harris, Shriver & Jacobson LLP and Alvarez & Marsal, advisors to certain holders of Senior Secured Notes and (ii) Sidley Austin LLP and Macquarie Capital (USA) Inc., advisors to certain holders of Convertible Notes, in each case in accordance with the terms of their existing engagement or fee letters.

(e)	shall not modify or amend any of the organizational documents of the Company except as required in connection with any existing obligations under equity-based employee compensation plans;

(f)	shall not issue, or authorize the issuance of, any equity securities of the Company except securities issued in the ordinary course pursuant to existing equity-based compensation plans;

(g)	shall not split, combine, redeem or reclassify, or purchase or otherwise acquire any equity securities of the Company, as applicable;

(h)	shall not declare or pay any non-cash dividend or make any non-cash distribution in respect of any equity securities;

(i)	shall not incur or suffer to exist any indebtedness except for working capital borrowings incurred by the Company in the ordinary course of business and consistent with past practice;

(j)	shall not divest, sell, lease, transfer, assign, or otherwise dispose of, or encumber any assets of the Company, other than the sales of products or services in the ordinary course of business and consistent with past practice or previously disclosed sales of foreign or related assets;

(k)	shall not amend, modify or terminate any material contract, other than in the ordinary course of business, except for any amendments, modifications or terminations to achieve cost savings;

(l)	shall not make any material change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, officer or director of the Company, except in the ordinary course of business and consistent with past practice and in connection with the replacement of the chief financial officer, provided that the terms of such replacement have been disclosed to the Requisite Exchanging Holders ;

(m)	shall not enter into or adopt any material employee benefit plan or employment or severance agreement, or amend any material employee benefit plan, except to the extent required by Law or the terms of the applicable plan;

(n)	shall not authorize, agree, resolve or consent to any of the foregoing;

(o)	shall (A) obtain (i) the waiver of any shareholder vote requirement under NASDAQ Listing Rule 5365 in accordance with Paragraph (f) thereof and (ii) a determination from NASDAQ, Inc. that NASDAQ Listing Rule 5640 and related Policy IM-5640 shall not be applicable to the issuance of the Series A Senior Preferred Stock as contemplated under this RSA and the Restructuring Term Sheet or (B) delist from NASDAQ, Inc.;

(p)	shall notify the Requisite Exchanging Holders immediately in writing of any breach of its obligations under the RSA or the Restructuring Term Sheet; and

(q)	agree that any Exchanging Holder that sells or otherwise transfers all of its notes in accordance with Section 3(b) hereof such that it is no longer a Noteholder shall no longer have any obligations hereunder.

5.	Termination.

Subject to Sections 5.8 and 5.10, this RSA may be terminated upon written notice of the occurrence of any of the following events by any Party electing to terminate to the other Parties (each a “Termination Event”):

5.1 by the Requisite Secured Exchanging Holders, the Requisite Convertible Exchanging Holders or Broadridge:

(a)	if the Company Parties shall have breached any of their obligations under the RSA or the Restructuring Term Sheet as set forth herein in any material respect, which breach remains uncured for a period of two (2) business days after the receipt of written notice of such breach from the Requisite Secured Exchanging Holders, the Requisite Convertible Exchanging Holders and/or Broadridge;

(b)	if any conditions in the RSA or Restructuring Term Sheet are not satisfied when required to be satisfied, or become incapable of being satisfied, in the reasonable discretion of the Requisite Secured Exchanging Holders, the Requisite Convertible Exchanging Holders, and/or Broadridge, as applicable, which conditions remain unsatisfied for a period of two (2) business days after the receipt of written notice thereof from the Requisite Secured Exchanging Holders, the Requisite Convertible Exchanging Holders and/or Broadridge;

(c)	if the Definitive Documentation does not materially conform in all respects to the Restructuring Term Sheet unless otherwise agreed by the Requisite Secured Exchanging Holders, the Requisite Convertible Exchanging Holders, and Broadridge, as applicable;

(d)	if the Company fails to launch the Exchange Offer, on terms and conditions described herein and in the Restructuring Term Sheet, by May 14, 2012;

(e)	if the Company fails to consummate the Exchange Offer, on terms and conditions described herein and in the Restructuring Term Sheet, by June 29, 2012;

(f)	if the Indenture Trustee under the Secured Notes Indentures or Convertible Notes Indenture, as applicable, objects in any respect to or takes action that could adversely affect the consummation of any of the transactions contemplated by the Restructuring and takes action that challenges the validity or effectiveness of the procedures used by the Company in the making of the Exchange Offer or the Consent Solicitation;

(g)	if a Material Adverse Change occurs;

(h)	if PFSI or any other regulated entity controlled by PWI (indirectly or otherwise) should be required to send “notice” pursuant to any provision of Securities Exchange Act Rule 17a-11 and in accordance with paragraph (g) thereof, pursuant to U.S. Commodity Futures Trading Commission Regulation 1.12 or any similar securities regulations to which PFSI or any other regulated entity controlled by PWI (indirectly or otherwise) is subject;

(i)	if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a material way that cannot be reasonably remedied by the Parties.

5.2	by the Company Parties:

(a)	if an Exchanging Holder or Broadridge shall have breached any of its material obligations under the RSA or the Restructuring Term Sheet as set forth herein or therein in any material respect, which breach remains uncured for a period of ten (10) business days after the receipt of written notice of such breach from the Company; provided that the Termination Event arising as a result of such breach shall apply only to such Exchanging Holder and this RSA shall otherwise remain in full force and effect, so long as the Requisite Exchanging Holders and Broadridge have not breached the RSA, with respect to the Company Parties, Broadridge and all other Exchanging Holders;

(b)	if an Exchanging Holder or Broadridge has failed to comply with its obligations in Section 3(a) of this RSA;

(c)	if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a material way that cannot be reasonably remedied by the Parties; or

(d)	if the Board of Directors of the Company determine in good faith that, after consultation with its financial advisors and upon advice of its outside legal counsel, continued performance under this RSA would be inconsistent with the exercise of fiduciary duties under applicable law; or

5.3 by the Requisite Secured Exchanging Holders or Broadridge, if the Requisite Convertible Exchanging Holders shall have breached any of their material obligations under the RSA or the Restructuring Term Sheet as set forth herein or therein that would have a material adverse effect on the Requisite Secured Exchanging Holders or the consummation of the Restructuring, which breach remains uncured for a period of ten (10) Business Days after the receipt of written notice of such breach from the Requisite Secured Exchanging Holders and/or Broadridge.

5.4 by the Requisite Convertible Exchanging Holders or Broadridge, if the Requisite Secured Exchanging Holders shall have breached any of their material obligations under the RSA or the Restructuring Term Sheet as set forth herein or therein that would have a material adverse effect on the Requisite Convertible Exchanging Holders or the consummation of the Restructuring, which breach remains uncured for a period of ten (10) Business Days after the receipt of written notice of such breach from the Requisite Convertible Exchanging Holders and/or Broadridge.

5.5 by the Requisite Secured Exchanging Holders and/or Requisite Convertible Exchanging Holders, if Broadridge shall have breached any of its material obligations under the RSA or the Restructuring Term Sheet as set forth herein or therein that would have a material adverse effect on the Requisite Secured Exchanging Holders or the Requisite Convertible Exchanging Holders, as applicable, or the consummation of the Restructuring, which breach remains uncured for a period of ten (10) Business Days after the receipt of written notice of such breach from the Requisite Secured Exchanging Holders and/or Requisite Convertible Exchanging Holders.

5.6 by the mutual consent of the Requisite Exchanging Holders, Broadridge and the Company Parties for any reason.

5.7 by any Noteholder that is an Exchanging Holder if the transactions contemplated by the Restructuring, including the structure of the Exchange Offer and the receipt of the resulting securities being offered in the Exchange Offer, could result in regulatory requirements or filings (disclosure or otherwise) or cause other legal, regulatory or compliance requirements, restrictions, obligations or issues with respect to such Noteholder that are not acceptable or otherwise not satisfactory to such Noteholder in its sole and absolute discretion; provided that such Noteholder and the Parties have used commercially reasonable efforts to avoid any such applicable requirements, filings, restrictions, obligations or other issues by proposing to the Parties modified series, classes or terms of the securities the Noteholder is to be offered in the Exchange Offer prior to asserting a Termination Event under this Section 5.7; provided, further that such Noteholder is not under any obligation by reason of this RSA to make, seek or receive any filings, notifications, consents, determinations, authorizations, permits, approvals, licenses or the like with or provide any documentation or information to any regulatory or self-regulatory bodies having jurisdiction over the Company Parties or the Noteholder; provided that such termination shall apply only to such Exchanging Holder and this RSA shall otherwise remain in full force and effect with respect to the Company Parties, Broadridge and all other Exchanging Holders.

5.8 The date on which this RSA is terminated in accordance with the foregoing Section 5.1, 5.2, 5.3, 5.4, 5.5, 5.6 or 5.7 and Section 5.9 or 5.10 hereof shall be referred to as the “Termination Date”. Notwithstanding any provision in this RSA to the contrary, upon written consent of the Requisite Exchanging Holders, each of the dates set forth in section 5.1 (d) and (e) (the “Critical Dates”) may be extended prior to or upon such date and such later dates agreed to in lieu thereof and shall be of the same force and effect as the dates provided herein.

5.9 This RSA shall terminate automatically in the event any cases under the Bankruptcy Code or the Securities Investor Protection Act (“SIPA”) are commenced by or against the Company or PFSI (or any other domestic affiliate thereof, as applicable) in any jurisdiction, and solely in the event of an involuntary filing against the Company or PFSI or a proceeding under SIPA, such involuntary case or proceeding is not dismissed within fifteen (15) days of filing.

5.10 If a Termination Event occurs, this RSA shall terminate automatically unless the Requisite Exchanging Holders and Broadridge provide the Company written notice within three (3) Business Days (such 3 Business Day period to start on the day such Termination Event occurs, if such day is a Business Day, and on the first Business Day after the day such Termination Event occurs, if such day is not a Business Day) that such Termination Event has been waived, cured, modified or the time to perform the requirements herein extended, provided that such action will not effect any Noteholder asserting a Termination Event under Section 5.7 hereof, and this RSA shall be terminated and such Termination Event may not be waived as to such Noteholder, and such Noteholder shall have no remaining obligations hereunder.

5.11 In the event the Requisite Secured Exchanging Holders, the Requisite Convertible Exchanging Holders, Broadridge or any other Party to this RSA assert that a Termination Event has occurred, any Party may seek expedited relief with a court of competent jurisdiction, challenging such assertion, and no Party to this RSA shall be permitted to challenge such request for expedited relief.

6. Good Faith Cooperation; Further Assurances; Transaction Documents. As long as a Termination Event has not occurred, the Exchanging Holders and the Company hereby covenant and agree to negotiate in good faith the Definitive Documentation, each of which shall (i) contain the same economic terms as, and other terms consistent in all material respects with, the terms set forth in the Restructuring Term Sheet, (ii) except as otherwise provided for herein, be in form and substance acceptable in all respects to each Party in its reasonable discretion; and (iii) be consistent with this RSA and the Restructuring Term Sheet in all respects.

7. Effectiveness. This RSA will be effective and binding upon the Company and the undersigned Exchanging Holders as of the date on which: (i) the Company shall have executed and delivered counterpart signature pages of this RSA to counsel to the Exchanging Holders, (ii) the Requisite Secured Exchanging Holders and the Requisite Convertible Exchanging Holders shall have executed and delivered counterpart signature pages of this RSA to counsel to the Company, and (iii) Broadridge shall have executed and delivered counterpart signature pages of this RSA to counsel to the Company and to counsel to the Exchanging Holders.

8. Representations and Warranties. Each Party hereby represents and warrants to the other Parties that the following statements are true and correct as of the date hereof:

(a)	it has all requisite corporate, partnership, limited liability company, or similar authority to enter into this RSA and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this RSA and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company, or other similar action on its part;

(b)	the execution, delivery, and performance by such Party of this RSA does not and shall not (i) violate (A) any provision of law, rule, or regulation applicable to it or any of its subsidiaries or (B) its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(c)	except as otherwise provided herein or in the Restructuring Term Sheet and except for any filings required to be made with the Securities and Exchange Commission or other securities regulatory authorities under applicable securities laws, the execution, delivery, and performance by such Party of this RSA does not and shall not require any registration or filing with, consent or approval of, notice to, or other action to, with or by, any federal, state, or governmental authority or regulatory body;

(d)	this RSA is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court of competent jurisdiction; and

(e)	If such Party is an Exchanging Holder, and subject to any limitations set forth in its signature page’s listing of owned securities (e.g., held in total return swap), such Exchanging Holder, as of the date of this RSA:

(i)	is the beneficial owner of the principal amount of the Senior Secured Notes, Convertible Notes and/or Broadridge Seller Note, as applicable, set forth on the signature page hereto, or is the nominee, investment manager, or advisor for one or more beneficial holders thereof, and has voting power or authority or discretion with respect to, the Senior Secured Notes, Convertible Notes and/or Broadridge Seller Note, as applicable, including, without limitation, to vote, exchange, assign, and transfer such notes;

(ii)	holds its notes free and clear, other than pursuant to this RSA, of any claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrances of any kind that could adversely affect in any way such Exchanging Holder’s performance of its obligations contained in this RSA at the time such obligations are required to be performed (except that a non-material portion of Notes may be on loan); and

(iii)	(A) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Restructuring Support Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of entering into this Agreement and (B) is an “accredited investor” (as defined by Rule 501 of the Securities Act of 1933, as amended).

9. Access. At all times prior to the Launch Date, the Exchanging Holders and their advisors shall have, upon reasonable advance notice and subject to the Confidentiality Agreement or, if such Exchanging Holder is not a party to the Confidentiality Agreement, after entry into a confidentiality agreement in form and substance satisfactory to the Company, complete and timely access to the Company Parties’ books and records, as well as the Company Parties’ management and professional advisors, for the purpose of completing due diligence and negotiating the Definitive Documentation. At all times following the Launch Date and prior to the Effective Date, each of Exchanging Holders and their advisors shall have, upon reasonable advance notice and subject to the Confidentiality Agreement or, if such Exchanging Holder is not a party to the Confidentiality Agreement, after entry into a confidentiality agreement in form and substance satisfactory to the Company Parties, complete and timely access to the Company Parties’ books and records, as well as the Company Parties’ management and professional advisors, for the purpose of conducting reasonable due diligence and negotiating the Definitive Documentation.

10. Entire Agreement. This RSA, including any exhibits, schedules and annexes hereto constitutes the entire agreement of the Company Parties and the Exchanging Holders with respect to the subject matter of this RSA, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this RSA, other than the Confidentiality Agreement which remains unaltered.

11. Reservation of Rights. Except as expressly provided in section 3(e) of this RSA, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Party to pursue, protect and preserve its rights, remedies, and interests, including, without limitation, its claims against other Parties or parties or their respective Affiliates. Nothing herein shall be deemed an admission of any kind. Nothing contained herein effects a modification of the Parties’ or the Indenture Trustee’s rights under the Senior Secured Notes or Convertible Notes, as applicable, the Secured Notes Indenture, the Convertible Notes Indentures or Broadridge Seller Note or other documents and agreements unless and until the Effective Date has occurred and only then as set forth in the Definitive Documentation. If the transactions contemplated herein are not consummated, or if this RSA terminates for any reason prior to the Effective Date, the Parties fully reserve any and all of their rights.

12. No Waiver. This RSA and the Restructuring Term Sheet are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. If the transactions contemplated herein are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this RSA and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

13. Counterparts. This RSA may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered personally or by electronic mail in portable document format (.pdf).

14. Amendments. Except as otherwise provided herein or in the Restructuring Term Sheet, this RSA, the Restructuring Term Sheet, the Exchange Offer and the Definitive Documentation may not be modified, amended or supplemented, or any provisions herein or therein waived without the prior written consent of the Requisite Secured Exchanging Holders, the Requisite Convertible Exchanging Holders and Broadridge (and may be modified, amended or supplemented with such consent).

15. No Assignment. Subject to the terms and conditions of any valid Transfer hereunder, this RSA shall not be assigned by any party hereto without the prior written consent of the Exchanging Holders.

16. Headings. The headings of the sections, paragraphs and subsections of this RSA are inserted for convenience only and shall not affect the interpretation hereof.

17. Relationship Among Parties. It is understood and agreed that any Exchanging Holder may trade in the notes or other debt or equity securities of the Company without the consent of the Company or any Exchanging Holder, subject to applicable securities laws and Section 3(b) hereof. No Party shall have any responsibility for any such trading by any other entity by virtue of this RSA. No prior history, pattern or practice of sharing confidences among or between Parties shall in any way affect or negate this understanding and agreement. For the avoidance of doubt, (i) the execution of this RSA by any Exchanging Holder shall not create, or be deemed to create, any fiduciary or other duties (actual or implied) to any other Exchanging Holder, or other party other than as expressly set forth in this RSA and (ii) no Exchanging Holder shall be responsible for, or have any obligation with respect to, any duties or obligations of any other Exchanging Holder or other party under the RSA.

18. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this RSA by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

19. Survival. Notwithstanding (i) any Transfer of the notes in accordance with Section 3(b) of this RSA or (ii) the termination of this RSA in accordance with its terms, only Sections 11, 12, 13, 15, 17, 22 and 23 and this Section 19 shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Exchanging Holder in accordance with the terms hereof.

20. Governing Law. This RSA shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in New York County for any action arising out of or relating to this RSA or the Restructuring Term Sheet and the transactions contemplated hereby and thereby (and agrees not to commence any action relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 21 shall be effective service of process for any action brought against it in any such court.

21. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by electronic mail format (.pdf) with first class mail confirmation to the Parties at the following addresses or email addresses:

If to any of the Company Parties:

Penson Worldwide, Inc.

Andrew Koslow, Esq.

1700 Pacific Avenue, Suite 1400

Dallas, TX 75201

E-mail: akoslow@penson.com

with a copy to (which shall not constitute notice):

Andrew Rosenberg, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

E-mail: arosenberg@paulweiss.com

If to the Requisite Secured Exchanging Holders:

To the addresses and email addresses set forth on the signature pages hereto.

with a copy to (which shall not constitute notice):

Brad Eric Scheler, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

E-mail: Brad.Eric.Scheler@friedfrank.com

If to the Requisite Convertible Exchanging Holders:

To the addresses and email addresses set forth on the signature pages hereto.

with a copy to (which shall not constitute notice):

Bojan Guzina, Esq.

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Email: BGuzina@sidley.com

If to Broadridge:

To the addresses and email addresses set forth on the signature pages hereto.

with a copy to (which shall not constitute notice):

Adam D. Amsterdam

Broadridge Financial Solutions, Inc.

1981 Marcus Avenue

Lake Success, NY 11042

E-mail: Adam. Amsterdam@broadridge.com

Stephen D. Lerner

Squire Sanders (US) LLP

221 E. Fourth Street, Suite 2900

Cincinnati, OH 45202-4095

E-mail: Stephen.Lerner@squiresanders.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

22. No Third-Party Beneficiaries. The terms and provisions of this RSA are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

23. Public Disclosure. Except as otherwise required by any law, rule, order or regulation, the Company Parties shall not (a) use the name of the Exchanging Holder or its manager, advisor, or Affiliates in any press release without the Exchanging Holder’s prior written consent or (b) disclose holdings of the Exchanging Holder to any Person; provided, however, that the Company Parties shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of notes held by the

Exchanging Holders. The Exchanging Holders shall not use the name of the Company Parties in any press release without the Company’s prior written consent. Nothing contained herein shall be deemed to waive, amend or modify the terms of any confidentiality or non-disclosure agreement between the Company and any Exchanging Holder.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized officers to execute and deliver this RSA as of the date first above written.

PENSON WORLDWIDE, INC.

By:
Name: Title:

PENSON FINANCIAL SERVICES, INC.

By:
Name: Title:

SAI HOLDINGS, INC.

By:
Name: Title:

PENSON HOLDINGS, INC.

By:
Name: Title:

Signature Page to Restructuring Support Agreement

EXCHANGING HOLDER: [INSERT NAME OF EXCHANGING HOLDER ]

By:

Name:

Title:

Address:

Amount of Senior Secured Notes and/or Convertible Notes Held by Exchanging Holder:

$

Signature Page to Restructuring Support Agreement

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:

Name:

Title:

Address:

RIDGE CLEARING & OUTSOURCING SOLUTIONS, INC.

By:

Name:

Title:

Address:

Signature Page to Restructuring Support Agreement

EXHIBIT A

Restructuring Term Sheet

PENSON WORLDWIDE, INC.

FINANCIAL RESTRUCTURING

SUMMARY OF INITIAL PRINCIPAL TERMS

March 13, 2012

This non-binding indicative term sheet (the “Term Sheet”) sets forth certain principal terms and conditions of a proposed restructuring (the “Restructuring”) of the outstanding indebtedness and equity of Penson Worldwide, Inc. (“PWI”) and its subsidiaries and affiliates (collectively, the “Company”) pursuant to an out-of-court exchange offer (the “Exchange Offer”).

This Term Sheet shall be governed by Rule 408 of the Federal Rules of Evidence and any and all similar and applicable rules and statutory provisions governing the non-admissibility of settlement discussion. Nothing herein and nothing contemplated by or resulting from any of the transactions contemplated herein will prejudice or act as waiver of any claims, causes of action or defenses the Company, the parties hereto or any third-party may have relating to the Company. The proposed terms and conditions set forth in this Term Sheet are intended merely as an outline of certain material terms of a financial restructuring and are provided for discussion purposes only and do not constitute an offer, agreement or binding commitment by or on behalf of any party. This Term Sheet does not include descriptions of all of the terms, conditions and other provisions that would be contained in definitive documentation relating to a financial restructuring and is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein. In addition, this Term Sheet is subject to tax and accounting review. This Term Sheet is not a binding obligation to consummate a financial restructuring. Any such obligation will be created only by definitive agreements, the provisions of which will supersede this Term Sheet, and any obligation to support and pursue a transaction on the terms set forth in this Term Sheet, will be created only by a related support agreement pursuant to the terms of such support agreement.

I. Treatment of Company’s Debt and Equity and Terms of Exchange Offer

Revolver:	The Company, the Majority Secured Noteholders (as defined below) and the Majority Convertible Noteholders (as defined below) will mutually agree on whether to repay in full any remaining outstanding amounts due under the Second Amended and Restated Credit Agreement among PWI and Regions Bank (the “Credit Agreement”) and terminate the Credit Agreement. If the Credit Agreement’s terms prevent consummation of the Restructuring on the terms set forth in this Term Sheet without lender consent, then the Credit Agreement will be terminated and the amounts outstanding will be repaid in full.

1

Senior Secured Notes:

The 12.5% Senior Second Lien Secured Notes due 2017 issued by PWI (the “Secured Notes”) will be exchanged for a combination of (i) new first lien senior secured notes in the aggregate principal amount of up to $100 million, with an interest rate of 12.5% payable in kind (the “New First Lien Notes”)1, and (ii) $100 million of newly issued Series A senior preferred stock (the “Series A Senior Preferred Stock”).2

The New First Lien Notes will mature on April 1, 2017, and will have typical first-lien covenants and provisions, including, without limitation, lien maintenance covenants, mandatory prepayments in the event of asset sales and capital raises, and limitations on the incurrence of debt without the consent of the majority of the holders of the New First Lien Notes, unless the proceeds of such debt are used to pay down the New First Lien Notes, and a change of control put.

The Series A Senior Preferred Stock will have voting rights as set forth in footnote 3 below,3 a 12.5% cumulative dividend accruing semi-annually (PIK), and a senior liquidation preference over all other equity securities of the Company due on the fifth anniversary of the closing of the Exchange Offer (the “Fifth Anniversary”), payable prior to any distributions on the Series B Preferred Stock or the Common Stock (each defined below). The Series A Senior Preferred Stock will have specific governance rights, and be non-convertible.

All terms of the New First Lien Notes and the Series A Senior Preferred Stock shall be reasonably acceptable to the Company and the holders of a majority in principal amount of the Secured Notes (the “Majority Secured Noteholders”).

[1]	To the extent any holders of the Secured Notes fail to exchange their Secured Notes, the liens securing the New First Lien Notes will be senior to the liens securing the outstanding Secured Notes.
[2]

At the election of the Majority Secured Noteholders and in their sole and absolute discretion, the split between the $100 million in New First Lien Notes and $100 million of Series A Senior Preferred Stock may be adjusted; provided that the aggregate amount of the New First Lien Notes and Series A Senior Preferred Stock exchanged for the Secured Notes is $200 million and the aggregate amount of the New First Lien Notes exchanged for the Secured Notes does not exceed $100 million. The structure of the Exchange Offer and the resulting Series A Senior Preferred Stock will be in compliance with the applicable legal and regulatory requirements and any compliance procedures of each of the Majority Secured Noteholders and is subject to adjustments as determined by each Majority Secured Noteholder, in its sole and absolute discretion, as to the treatment and securities each Majority Secured Noteholder is to receive in the Restructuring. For example, if it is determined by any of the Majority Secured Noteholders that entering into any transaction or agreement as part of the Restructuring would cause it to incur additional legal, compliance or regulatory requirements, restrictions, obligations or other issues that are unacceptable to such holder in its sole and absolute discretion, such holder may choose to receive non-voting securities in whole or in part instead of voting securities, such as “Non-Voting Series A Preferred Stock” that has otherwise similar terms and conditions to the voting securities it would otherwise receive in the Exchange Offer. For the avoidance of doubt, any such adjustments that are inconsistent with the terms of the Term Sheet and that would otherwise have an adverse impact on the holders of the Convertible Notes must be reasonably acceptable to the Majority Convertible Noteholders.

Convertible Notes:

The 8% Convertible Notes due 2014 issued by PWI (the “Convertible Notes”) will be exchanged for (i) $5 million in aggregate principal amount of the New First Lien Notes, (ii) $20 million of Series A Senior Preferred Stock and (iii) a combination of $35 million of newly issued Series B preferred stock, which Series B will be junior to the Series A Senior Preferred Stock in all respects, and which will be non-voting other than Delaware law minimum requirements and other than as set forth herein (the “Series B Preferred Stock”), and newly issued shares of common stock representing 51.6% of the outstanding shares of common stock of PWI upon consummation of the Exchange Offer (the “Common Stock”). The holders of the Series B Preferred Stock will have the right to vote as a separate series on (i) the election of the director(s) that such holders are entitled to elect pursuant to the “Governance” section below and (ii) any amendments to the terms of the Series B Preferred Stock, which shall require the vote of holders of a majority of the outstanding Series B Preferred Stock solely to the extent Section 242(b) of the DGCL requires (which vote limitation terminates upon the full redemption of Series A Senior Preferred Stock). In addition, as to any matter that is not presented to the holders of Series B Preferred on a series basis after the full redemption of the Series A Senior Preferred Stock, the holders of the Series B Preferred shall be entitled to vote together as a single class with the holders of Common Stock and shall have 75% of the total vote.

The Series B Preferred Stock will have a 12.5% cumulative dividend accruing semi-annually (PIK), a perpetual junior liquidating preference to the Series A Senior Preferred Stock and be non-convertible. All other terms of the Series B Preferred Stock shall be reasonably acceptable to the Company and holders of a majority in principal amount of the Convertible Notes (the “Majority Convertible Noteholders”); there shall be no financial covenants in the Series B Preferred Stock that are more restrictive than those contained in the Series A Preferred Stock.

[3]

Specifically, Series A Senior Preferred Stock will (i) vote on a majority basis as to its own Series A as to any matter as to which holders of such series are entitled to vote separately as a series, and (ii) except (x) as set forth under the “Convertible Notes” section below and (y) where a separate vote of any other class or series is required by law, as to any matter on which one or more such other class or series of stock are entitled to vote, vote together with the holders of any such class or series in a manner where a majority of the holders of Series A have 80% of the total vote.

Broadridge Note:

The Broadridge Seller Note will be exchanged for newly issued shares representing 9.9% of the Common Stock and the Broadridge Seller Note will be cancelled and discharged.

Broadridge Financial Solutions, Inc. (together with its subsidiaries and affiliates, “Broadridge”) will not receive any additional Common Stock in connection with the reverse stock split and the total amount of Common Stock Broadridge will receive in connection with the Restructuring shall not exceed 9.9%.

Existing Equity:	After consummation of the Exchange Offer, the Company will seek to effect a reverse stock split as mutually agreed with the Majority Secured Noteholders and Majority Convertible Noteholders.

Subordinated Debt at PFSI:	SAI Holdings, Inc. and PWI subordinated debt at Penson Financial Services, Inc. (“PFSI”) may be subject to a standstill agreement (terms to be negotiated) as to interest and debt payments or be converted into equity interests of PFSI, at the election of the Majority Secured Noteholders and the Company.

Securities Act:	The foregoing securities exchanges will be pursuant to Section 3(a)(9) of the Securities Act, to the extent possible, and otherwise, by a method that is reasonably acceptable to the Company, the Majority of Secured Noteholders, and the Majority of Convertible Noteholders, such that the securities received in the Restructuring shall be freely tradeable.

II. Other Terms of the Exchange Offer

Indenture Amendments:	The indentures governing the Secured Notes and the Convertible Notes will be amended immediately prior to the Exchange Offer to the extent necessary to permit the transactions contemplated in this Term Sheet. The terms of the amended indentures and the related consent solicitation shall be reasonably acceptable to the Company, the Majority Secured Noteholders and the Majority Convertible Noteholders.

Shareholder Vote:	None.

Registration Rights:	PWI will enter into a registration rights agreement for the Series A Senior Preferred Stock, the Series B Preferred Stock and the Common Stock, with each agreement on terms reasonably acceptable to the Company, the Majority Secured Noteholders, the Majority Convertible Noteholders (solely with respect to the Series B Preferred Stock and Common Stock) and Broadridge (solely with respect to the Common Stock).

Chief Turnaround Officer:	Upon the commencement of the Exchange Offer, an interim management firm will be selected by the Company from two candidates identified by the Majority Secured Noteholders. Such firm will be engaged by the Company as the Chief Turnaround Officer and will assist the Company in improving its operations on terms to be determined by the Majority Secured Noteholders.

Governance:	Any current member of the Board of Directors of PWI will resign upon the request of the Majority Secured Noteholders and Majority Convertible Noteholders. Upon the consummation of the Restructuring, the Board of Directors of PWI will consist of seven directors. Until the Series A Senior Preferred Stock has been redeemed in full, (i) holders of the Series A Senior Preferred Stock will be entitled to elect up to four directors, (ii) holders of the Series B Preferred Stock will be entitled to elect one director, and (iii) holders of Common Stock will be entitled to elect two directors voting as set forth in clause (ii) of footnote 3, with one such generally elected director being the Company’s Chief Executive Officer. After the Series A Preferred Stock has been redeemed in full, then, until the Series B Preferred Stock has been redeemed in full, holders of the Series B Preferred Stock will be entitled to elect up to four directors and holders of Common Stock will be entitled to elect three directors.

Other Terms:

In connection with its approval of the Restructuring and Exchange Offer, the Company’s Board of Directors will take necessary actions to provide for approval under Section 203 of the DGCL.

This Term Sheet sets forth certain but not all of the principal and other terms of the Restructuring and Exchange Offer. The Restructuring and Exchange Offer will ultimately include certain other terms that are reasonably acceptable to the Company, the Majority Secured Noteholders, the Majority Convertible Noteholders and Broadridge.

Terms of a management incentive plan, if any, to be agreed upon by the Chief Turnaround Officer and the newly appointed Board of Directors appointed after the closing of the Exchange Offer.

Governing Law:	New York.

III. Assumptions and Conditions to Exchange Offer

Broadridge Financial Solutions Inc. Agreements:	The Master Services Agreement dated as of November 2, 2009 between the Company and Broadridge (the “MSA”) shall be modified, as set forth on Exhibit A hereto.

Delivery of Financial Statements:	The Majority Secured Noteholders and the Majority Convertible Noteholders shall have received and be reasonably satisfied with the fiscal year end financial statements of the Company for the fiscal year ended December 31, 2011, prepared in conformity with generally accepted auditing principles and audited and accompanied by a report and opinion of BDO Seidman LLP or other independent certified public accountant of nationally recognized standing reasonably acceptable to the Majority Noteholders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. The Majority Secured Noteholders and the Majority Convertible Noteholders shall also have received full and complete and updated monthly financial statements through closing beginning with January 2012.

Acceptance of Exchange Offer:	At least 95% of the holders of the Secured Notes accept the terms of the Exchange Offer, subject to waiver by the Majority Secured Noteholders. At least 95% of the holders of Convertible Notes accept the terms of the Exchange Offer. Holders who exchange into their respective exchange offers receive pro rata shares of the offered securities.

Press Release:	All public statements by the Company (including press releases, Form 8-Ks or other statements) to be acceptable to the Majority Secured Noteholders, the Majority Convertible Noteholders and Broadridge, subject to applicable law.

Restructuring Support Agreement	Notwithstanding anything to the contrary contained herein, this Term Sheet is subject to Section 4(c) of the Restructuring Support Agreement.

Other Conditions to Exchange Offer:

In addition to the foregoing, the Restructuring shall be subject to usual and customary and necessary conditions for a transaction of this type, as well as other conditions reasonably satisfactory to the Majority Secured Noteholders, and, when applicable, the Majority Convertible Noteholders (to the extent such conditions would be inconsistent with the terms of the Term Sheet or would otherwise have an adverse impact on the holders of the Convertible Notes) and Broadridge (to the extent such conditions would be inconsistent with the terms of the Term Sheet or would otherwise have an adverse impact on Broadridge), including, without limitation,

•    All organizational documents of PWI shall be amended to be in form and substance reasonably acceptable to the Majority Secured Noteholders and the Majority Convertible Noteholders, when applicable, and to effectuate a to-be-determined reverse stock split;

•    The Exchange Offer shall be structured to be tax efficient from a federal and state income tax perspective (to the Majority Secured Noteholders, the Majority Convertible Noteholders and to the Company, among other points) and shall be reasonably acceptable to the Company, the Majority Secured Noteholders and Majority Convertible Noteholders;

•    Except as otherwise provided herein, the terms, conditions and circumstances of any and all documents relating to the Exchange Offer, the Restructuring and the Company shall be reasonably acceptable to the Majority Secured Noteholders, the Majority Convertible Noteholders and Broadridge in all respects and provided that if acceptable to the Majority Secured Noteholders, it will be deemed to be acceptable to the Majority Convertible Noteholders unless it would be inconsistent with the terms of the Term Sheet or would otherwise have an adverse impact on the holders of Convertible Notes;

•    The Company shall have continued to engage in a good faith process with the Majority Secured Noteholders, the Majority Convertible Noteholders and Broadridge, including the prompt payment of all fees and expenses of the legal and financial advisors to the Majority Secured Noteholders and the Majority Convertible Noteholders, and all outstanding invoices of such advisors shall be paid in full prior to the close of the Exchange Offer;

•    All accounting treatment and other tax matters shall be resolved to the satisfaction of the Company, the Majority Secured Noteholders and the Majority Convertible Noteholders only to the extent that any such treatment or resolution would be inconsistent with the terms of the Term Sheet or would otherwise have an adverse impact on the holders of Convertible Notes;

•    No material short-term lender counterparty shall have terminated its funding commitments to the Company;

•    A Form 1017 that is reasonably acceptable to the Majority Secured Noteholders shall have been filed promptly and affirmatively processed and approved by FINRA; and

•    All requisite governmental or regulatory approvals for the Exchange Offer and the Restructuring shall have been obtained and no governmental or regulatory authority shall have taken any action that could reasonably be expected to have a material adverse effect on the consummation of the Restructuring, including, without limitation, the Financial Industry Regulatory Authority, Inc. and the Securities and Exchange Commission.

EXHIBIT A

Modifications to Broadridge Master Services Agreement

Broadridge and the Company shall enter into an amendment to the Master Services Agreement dated as of November 9, 2009 (“MSA”), in form and substance acceptable to the Company and Broadridge and reasonably acceptable to the Majority Secured Noteholders and the Majority Convertible Noteholders, that provides for the following amendments:

1. Broadridge or its affiliates, as applicable, will continue to pay PWI or its affiliates, as applicable, the amounts provided in Section XIX of Schedule A to the MSA, in accordance with the terms of that certain side letter agreement by and between the Company and Broadridge, dated as of March 13, 2012.

2. Inclusion of new services to be provided by Broadridge to the Company under the MSA. Broadridge and the Company will identify functions currently performed by the Company that Broadridge can provide to the Company at material savings to the Company. Broadridge will provide those services to the Company at its cost. Broadridge will absorb the training expense required to initiate such services. To avoid confusion, the amounts paid by the Company for such new services will not count towards fulfilling any existing revenue commitments the Company has to Broadridge under the MSA, provided that such services are new services and not of the type described in paragraph 3 below that are to be provided by Broadridge under the existing terms of the MSA, as clarified pursuant to paragraph 3. The Company can cancel these services at any time upon 30 days notice without any financial obligation.

3. Clarification that certain types of services are available to the Company under the existing terms of the MSA and Schedules thereto. The Transferred Technology Services schedule to the MSA will be amended to make clear that certain additional services discussed by the parties (“Additional Services”), including, without limitation, cost basis, systems administration, data base administration, trade upload support, QA, and Hosting, are available under the existing terms of the MSA and Schedules thereto and will be provided by Broadridge to the Company without any increases in current monthly billing. A complete list of Additional Services shall be agreed upon between the parties.